Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 14, 2005, included in the Annual Report on Form 10-K of Argosy Gaming Company for the year ended December 31, 2004, with respect to the consolidated financial statements and schedule of Argosy Gaming Company included in this Penn National Gaming, Inc. (the “Company”) Form 8-K/A dated December 19, 2005 and the incorporation of such report by reference in Registration Statements on Form S-8 (Nos. 33-98640, 333-61684, 333-108173 and 333-125928) of the Company.

/s/Ernst & Young LLP

Chicago, Illinois

December 19, 2005